Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES
SECOND QUARTER 2005 RESULTS
ATLANTA, GA – (July 28, 2005) Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced its operating results for the second quarter and six months ended June 30, 2005. Net sales for the second quarter of 2005 were $101.6 million, compared with $86.8 million for the second quarter of 2004. Operating income of $7.9 million was up 23% in the second quarter of 2005, compared with $6.4 million in the second quarter of 2004. Net income for the second quarter of 2005 was $2.4 million, or $0.30 per diluted share, compared with net income of $3.1 million, or $0.38 per diluted share, in the second quarter of 2004.
Net sales for the first six months of 2005 were $202.0 million, compared with $167.0 million for the comparable period of 2004. Operating income, without the one-time charges discussed below, was $13.9 million in 2005, up 19% compared with $11.7 million for the same period in 2004. Net income for the first six months of 2005 was $2.1 million, or $0.26 per diluted share, compared with $5.6 million, or $0.69 per diluted share, for the comparable period of 2004.
On March 22, 2005, the Company entered into a new $220.0 million credit agreement. Borrowings under this agreement were used to repay then existing senior secured debt of $83.9 million, and pay a $103.2 million special dividend to shareholders, $4.4 million to holders of outstanding stock options in exchange for the cancellation of these options, both on April 8, 2005, and pay related fees and expenses. Net results for the six months ended June 30, 2005 include a $3.8 million non-cash write-off of unamortized deferred financing costs on the previously existing senior debt, $0.6 million of cash costs associated with a financing effort that was not consummated, and $0.5 million of non-cash compensation expense relating to the cancellation of stock options. These charges, totaling $3.2 million on an after-tax basis, reduced diluted earnings per share by $0.40 in the first six months of 2005.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2005 were $10.7 million, compared with $9.3 million for the second quarter of 2004. Atlantis’ gross margin and operating margin for the second quarter of 2005 were 16% and 8%, respectively, compared with 16% and 7%, respectively, for the comparable period in 2004. For the six months ended June 30, 2005, EBITDA, gross margin and operating margin were $18.6 million, 15% and 6%, respectively, compared with $17.5 million, 16% and 7%, respectively, for the six months ended June 30, 2004. EBITDA for the six months ended June 30, 2005 was negatively impacted by a total of $1.0 million in expenses relating to the Company’s unconsummated financing and the cancellation of stock options. Net debt (total debt less cash) as of June 30, 2005 was $202.0 million, compared with $87.7 million as of December 31, 2004. The increase in debt is largely a result of the special dividend paid to shareholders, the payment to holders of outstanding stock options in exchange for the cancellation of these options, and the payment of related fees and expenses discussed above.

Selling, general and administrative expenses for the second quarter of 2005 were $8.5 million compared with $7.8 million for the second quarter of 2004. Selling, general and administrative expenses for the first six months of 2005 were $16.7 million compared to $15.4 million for the six months of 2004. Both increases were primarily due to increases in compensation costs.
Net interest expense for the second quarter of 2005 was $4.1 million, compared with $1.3 million for the second quarter of 2004. Net interest expense for the first six months of 2005 was $5.9 million, compared with $2.7 million for the first six months of 2004. Both increases were a result of additional borrowings in connection with the one-time special dividend and option payments discussed above.
Anthony F. Bova, President and Chief Executive Officer, said, “We are very pleased with our second quarter 2005 operating results. In the second quarter, we increased gross profit by 14%, operating profit by 23% and EBITDA by 15%. For the first half of 2005, excluding the impact of the write-off of unconsummated financing and option cancellation charges, we increased our gross profit by 13%, operating profit by 19% and EBITDA by 12%.
“In our Plastic Films segment, net sales volume (measured in pounds) decreased 4% in the second quarter compared to pounds shipped in the second quarter of 2004. With the peaking of resin prices in the first quarter of 2005, we saw the expected moderation of order rates as inventories returned to more normalized levels throughout our distribution channels. Despite flat year-over-year volume (measured in pounds) for the first six months of 2005, our focus on margin protection and operating cost reduction generated increases in gross profit of 15% and operating profit of 14%. With the second quarter inventory correction behind us, we anticipate increased second half order rates and a continuation of strong operating results in the second half of 2005.
“Our Injection Molding segment had excellent second quarter results due to strong growth in both our building products line and our traditional custom injection molded business. For the quarter, sales increased 15%, gross profit increased 18% and operating profit increased 34%. For the first half of 2005, sales increased 12%, gross profit increased 5% and operating profit increased 7%, compared with the first six months of 2004. After a first quarter slow start resulting from delays in the pass-through of resin price increases and weather related weakness in building products order rates, we have seen a significant increase in building products orders and we expect to see strong operating results from this segment in the second half of 2005.
“In our Profile Extrusion business, sales were up approximately 37% for the quarter and 44% for the six month period, primarily as a result of the acquisition of LaVanture in the fourth quarter of 2004. While second quarter operating income was negatively impacted by a slowdown in the recreational vehicle sector, we now have completed the integration of LaVanture and have an excellent business platform to support our customer base. For the first half of 2005, our Profile Extrusion business increased gross profit and operating profit by 23% and 6%, respectively, compared to the first six months of 2004.”
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2004 filed with the Securities and Exchange Commission.
Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.
Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-270-1153 (Participant code: 51417#).
For more information, please visit www.atlantisstock.com.
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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data) (Unaudited)	2005	2004	2005	2004

Net sales	$101,585	$86,785	$202,006	$167,013

Cost of sales	85,263	72,529	171,376	139,846

Gross profit	16,322	14,256	30,630	27,167

Selling, general and administrative expenses	8,456	7,845	16,688	15,426
Stock option expense	—	—	461	—
Costs of unconsummated financing	—	—	555	—

Operating income	7,866	6,411	12,926	11,741

Unamortized deferred financing cost write-off	—	—	(3,794)	—
Net interest expense	(4,093)	(1,346)	(5,860)	(2,675)
Other expense	(43)	(56)	(59)	(65)

Income before provision for income taxes	3,730	5,009	3,213	9,001

Provision for income taxes	1,285	1,880	1,100	3,376

Net income	$2,445	$3,129	$2,113	$5,625

Basic earnings per share	$0.30	$0.41	$0.26	$0.73
Diluted earnings per share	$0.30	$0.38	$0.26	$0.69

Weighted average number of shares used in computing earnings per share:
Basic	8,256	7,682	8,091	7,672
Diluted	8,256	8,132	8,091	8,097

Cash dividends paid per common share	$12.50	$—	$12.50	$—

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(In thousands, except share and per share data)	2005(1)	2004

ASSETS
Cash and cash equivalents	$73	$51
Accounts receivable (net of allowances of $1,230 and $1,228)	52,104	45,982
Inventories	36,623	38,186
Other current assets	7,281	4,760
Deferred income tax assets	4,020	3,978

Total current assets	100,101	92,957

Property and equipment, net	64,873	64,165
Goodwill, net of accumulated amortization	51,413	51,413
Other assets	6,986	4,759

Total assets	$223,373	$213,294

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable and accrued expenses	34,693	41,048
Current maturities of long-term debt	1,200	6,955

Total current liabilities	35,893	48,003

Long-term debt	200,900	80,790
Deferred income tax liabilities	11,429	11,211
Other liabilities	1,034	1,013

Total liabilities	249,256	141,017

Commitments and contingencies	—	—

Shareholders’ (deficit) equity:
Class A Common Stock, $.0001 par value in 2005 and $0.10 par value in 2004, 20,000,000 shares authorized, 6,113,158 and 5,556,566 shares issued and outstanding in 2005 and 2004, respectively	1	556
Class B Common Stock, $.0001 par value in 2005 and $0.10 par value in 2004, 7,000,000 shares authorized, 2,142,665 and 2,227,057 shares issued and outstanding in 2005 and 2004, respectively	—	223
Additional paid-in capital	—	12,595
Notes receivable from sale of common stock	—	(452)
Retained (deficit) earnings	(25,884)	59,355

Total shareholders’ (deficit) equity	(25,883)	72,277

Total liabilities and shareholders’ (deficit) equity	$223,373	$213,294

(1) Unaudited

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
(In thousands) (Unauited)	2005	2004

Cash Flows From Operating Activities
Net income	$2,113	$5,625
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	5,775	5,727
Loan fee and other amortization	4,195	511
Stock option expense	461	—
Interest receivable from shareholder loans	(5)	40
Gain on disposal of assets	(8)	—
Deferred income taxes	176	46
Change in operating assets and liabilities:
Accounts receivable	(6,122)	(5,966)
Inventory	1,563	1,369
Other current assets	(2,521)	(898)
Accounts payable, accrued expenses and other current liabilities	(10,793)	(7,226)
Other assets and liabilities	(355)	(19)

Net cash used for operating activities	(5,521)	(791)

Cash Flows From Investing Activities

Capital expenditures	(6,511)	(3,759)
Proceeds from asset dispositions	38	4

Net cash used for investing activities	(6,473)	(3,755)

Cash Flows From Financing Activities

Net (repayments) borrowings under revolving credit facility	(9,760)	8,500
Borrowings under new credit agreement	194,700	—
Repayments under old term loans	(70,587)	(7,871)
Financing costs associated with new credit agreement	(5,836)	—
Proceeds from exercise of stock options	2,522	344
Income tax benefit from employee stock options	3,718	—
Payment of special dividend	(103,198)	—
Repayments on notes receivable from shareholders	457	800

Net cash provided by financing activities	12,016	1,773

Net increase (decrease) in cash and cash equivalents	22	(2,773)
Cash and cash equivalents at beginning of period	51	3,001

Cash and cash equivalents at end of period	$73	$228

Supplemental disclosure of non-cash activities
Non-cash reduction of accounts receivable and accounts payable in connection with supplier agreements	$(843)	$(1,087)

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2005		2004
(In millions)	Q2	Q1	Q4	Q3	Q2	Q1

PLASTIC FILMS VOLUME (in pounds)	65.8	68.9	68.9	69.9	68.9	65.9

NET SALES
Plastic Films	$62.4	$65.7	$60.6	$56.9	$54.1	$50.7
Injection Molding	30.1	26.1	23.9	26.1	26.1	23.8
Profile Extrusion	9.1	8.6	6.9	6.4	6.6	5.7

Total	$101.6	$100.4	$91.4	$89.4	$86.8	$80.2

GROSS MARGIN
Plastic Films	15%	14%	16%	16%	15%	15%
Injection Molding	17%	13%	14%	16%	17%	16%
Profile Extrusion	20%	20%	21%	24%	25%	23%

Total	16%	14%	16%	17%	16%	16%

OPERATING MARGIN
Plastic Films	6%	4%	6%	6%	6%	6%
Injection Molding	10%	5%	6%	8%	8%	8%
Profile Extrusion	10%	11%	10%	14%	15%	12%

Total	8%	5%	6%	7%	7%	7%
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA(1)

	2005		2004
(In millions)	Q2	Q1	Q4	Q3	Q2	Q1

Net (loss) income	$2.4	$(0.3)	$2.7	$3.2	$3.1	$2.5
Net interest expense	4.1	1.7	1.6	1.3	1.4	1.3
Unamortized deferred financing cost write-off (2)	—	3.8	—	—	—	—

(Benefit) provision for income taxes	1.3	(0.2)	1.5	1.9	1.9	1.5

Depreciation and amortization	2.9	2.9	2.8	2.7	2.9	2.9

EBITDA	$10.7	$7.9	$8.6	$9.1	$9.3	$8.2

(1) EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization.
The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.
(2) This amount is actually a component of interest expense and has been shown separately for informational purposes.